Exhibit A
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                          ARTICLES OF AMENDMENT TO
                        ARTICLES OF INCORPORATION OF
                              SURGILIGHT, INC.

	Pursuant to the provisions of section 607.1006, Florida Statutes, SurgiLight, Inc., a Florida corporation, (the "Corporation") hereby adopts the following Articles of Amendment to its Articles of Incorporation:

	I.  The name of this Corporation is SurgiLight, Inc.

	II. Paragraph 1(a) of Article V of the Articles of Incorporation is amended to read as follows:

	(a) Common Stock. The aggregate number of shares of common stock which the corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, par value $0.0001 per share.

	III. Paragraph 3(a) of Article V of the Articles of Incorporation is amended to read as follows:

	(a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not without voting powers, and with such designations, preferences and relative participating, option or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing), the following:

	IV. The amendment was adopted by the Board of Directors of the Corporation on April 19, 2007 and adopted by shareholders holding a majority of the total issued and outstanding shares of voting stock of the Corporation on or about July 17, 2007.

	V. The amendment was approved by a vote of the Board of Directors and approved by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

 Signed this ____ day of __________, 2007       /s/ Timothy J. Shea
                                                -------------------
                                                Timothy Shea
                                                President